Exhibit 99.1

May 4, 2018

Dear IRIDEX Stockholder:

Throughout 2017 we continued to make significant progress in a transformation towards the $5 billion global glaucoma market with our MicroPulse® technology. With this strategic change in the target market, also came an important business model shift to focus on driving volume and utilization over one-time capital equipment sales. This shift not only provides a significantly larger and more predictable revenue growth opportunity, but the potential to meaningfully expand margins and move towards sustainable profitability. While these transitions have come with some expected and unexpected hurdles, I am very proud of the advancement the IRIDEX team made throughout the year.

2017 Cyclo G6™ Milestones and Results

IRIDEX entered 2017 with a strong base of clinical data, key opinion leader support, and early adopter customers for the Company’s G6 products. This gave us the confidence to make the necessary investments to realize this opportunity.  We made significant progress towards this objective in 2017 by making substantial infrastructure enhancements, including:

•Increased the U.S. sales organization by over 50%;

•Established direct selling operations in Germany;

•Launched the G6 in Germany and Japan, two core target countries;

•Hired a new and expanded marketing team;

•Significantly increased presence in glaucoma-oriented trade shows and digital media;

•Added two key leadership roles:  a VP of Clinical Affairs and VP of Regulatory Affairs; and

•Transitioned to a fully outsourced manufacturing model for our G6 systems and G6 probes, which improves production capacity and lowers costs

In 2017, we shipped 377 G6 systems and approximately 32,000 G6 probes.  These results reflect the impact of infrastructure enhancements, in particular in the second half of 2017 as G6 system shipments were almost double the first half of the year.  Encouragingly, we also saw a significant increase in G6 probe utilization during the fourth quarter.  We are acutely focused on improving G6 probe utilization.  We believe this can be achieved by delivering improved customer service and customer training, which are key to realizing consistent positive treatment outcomes.

We also realized significant growth in the volume of clinical data in support of G6, with 28 new studies of over 1,800 glaucoma patients presented at major society meetings in 2017.  Lastly, we completed the development of several working prototypes of next-generation laser platforms that have the potential to improve product quality, reliability, and manufacturing cost.

Legacy Retina Business

The legacy retina business, where we sell products primarily for the treatment of diabetic macular edema (DME) and other retinal diseases, maintained broad global support. In 2017, this segment continued to be hindered by our focus on the G6, competitive pricing pressure and our decision to voluntarily recall the TrueFocus LIO Premiere laser accessory, which is used in both medical and surgical retina procedures.

Looking Ahead

We have set two priorities for 2018 to guide our efforts:  (1) to improve G6 probe utilization from our existing installed base, while continuing to expand the installed base across the globe; and (2) to introduce new products.  In order to achieve this, we have set the following goals:

•	Build a clinical specialist team that will work with the sales team to improve customer service and training;
•	Obtain G6 regulatory clearance in China and Korea, two core target markets;
•	Expand the direct salesforce in Germany;
•	Begin enrollment of IRIDEX-sponsored G6 clinical studies to further illustrate the mechanism of action, safety, efficacy, and value proposition of the G6;
•	Realize the benefits of an increase in presentations of clinical studies by independent physicians throughout the year at major society meetings; and
•	Complete the development and launch of a next generation platform.

In closing, 2017 was distinguished by meaningful progress on a transformation towards a glaucoma disposables-oriented business.  We refined our strategy to best pursue this opportunity and are confident we have the right people and products to execute.  We are excited to continue along the path towards long term, sustainable and profitable revenue growth.

I would like to thank my IRIDEX colleagues for their accomplishments in 2017 and to thank you personally for your support.  We look forward to sharing future successes with you.

Sincerely,

William M. Moore

Chairman & Chief Executive Officer

This letter contains forward-looking statements, including with respect to our goals for 2018 and business strategy.  Please see our Annual Report on Form 10-K for the year ended December 30, 2017 for important cautionary language regarding these statements.